EXHIBIT 4
                                                                       ---------



                                                March 18, 2002


DCBS Investors, L.L.C.
CB Investors, L.L.C.
c/o IPC, Inc.
100 Tri-State Drive, Suite 200
Lincolnshire, Illinois 60069

Packaging Investors, L.P.
c/o Group III 31, L.L.C.
201 Main Street, Suite 3100
Fort Worth, Texas 76017

Ladies and Gentlemen:

         This letter agreement (this "AGREEMENT") sets forth the principal terms and conditions of the reorganization (the "REORGANIZATION") of the equity ownership structure of Packaging Holdings, L.L.C., a Delaware limited liability company ("PACKAGING HOLDINGS"), to be effected in connection with the acquisition (the "ACQUISITION") of Ivex Packaging Corporation, a Delaware corporation ("IVEX"), by a third party pursuant to an agreement and plan of merger (the "MERGER AGREEMENT").

         It is contemplated that the Merger Agreement will require, as a condition to consummation of the Acquisition, that Ivex distribute to its stockholders all of its ownership interest in the business of Packaging Holdings (the "DISTRIBUTION"). Ivex currently holds such ownership interest through the ownership by its indirect wholly-owned subsidiary IPMC, Inc., a Delaware corporation ("IPMC"), of Class B Interests, as defined in the Amended and Restated Limited Liability Company Agreement of Packaging Holdings, made as of July 1999 (the "LLC AGREEMENT"), among Packaging Investors, L.P., a Delaware limited partnership ("PACKAGING INVESTORS"), DCBS Investors, L.L.C., a Delaware limited liability company ("DCBS"), CB Investors, L.L.C., a Delaware limited liability company ("CB"), and IPMC. The terms and conditions of the Distribution will be set forth in a distribution agreement (the "DISTRIBUTION AGREEMENT") to be entered into between Ivex and Newco (as defined below).

1. FORMATION OF HOLDING COMPANY. Prior to the execution of the Merger Agreement by Ivex, IPMC and Ivex shall cause to be formed a new Delaware corporation ("NEWCO") named Packaging Dynamics Corporation, or, if the records maintained by the Delaware Secretary of State indicate that such name is not available, such other name as may be selected by Ivex in its sole discretion. The certificate of incorporation and by-laws of Newco shall contain such provisions as are typically included in the organizational documents of publicly-traded corporations incorporated under Delaware law. The number of authorized shares of Common Stock shall be sufficient to permit the issuance of the number of such shares required by paragraphs 2(a) and 2(b) of this Agreement.

2. REORGANIZATION. Upon satisfaction of the condition set forth in paragraph 6 of this Agreement and immediately prior to the
         Distribution:

                  a) IPMC shall contribute all of its ownership interest in Packaging Holdings to Newco in exchange for that number of shares of Common Stock of Newco which is equal to one-fifth of (i) the number of shares of Common Stock, $0.01 par value per share, of Ivex ("IVEX COMMON STOCK") then outstanding plus (ii) the number of shares of Ivex Common Stock issuable upon the exercise of Options (as defined in the Merger Agreement) then outstanding (whether or not then exercisable), rounded up to the nearest whole share; and

                  b) each of DCBS, CB and Packaging Investors shall contribute all of its respective ownership interest in Packaging Holdings to Newco in exchange for that number of shares of Common Stock of Newco such that

                           i) the aggregate number of shares of Common Stock of Newco issued to DCBS, CB and Packaging Investors (the "INVESTORS TOTAL") is equal to the number of shares specified in paragraph 2(a) above multiplied by 1.07512; and

                           ii) the number of shares of Common Stock of Newco issued to DCBS shall equal the Investors Total multiplied by 0.15055; and

                           iii) the number of shares of Common Stock of Newco issued to CB shall equal the Investors Total multiplied by 0.03436; and

                           iv) the number of shares of Common Stock of Newco issued to Packaging Investors shall equal the Investors Total multiplied by 0.81509.

Concurrently with the Reorganization, (a) Packaging Dynamics Corporation shall enter into a registration rights agreement with DCBS, CB and Packaging Investors providing for customary piggyback and demand registration rights (including the right to demand a shelf registration) with respect to the Common Stock received by such parties in the Reorganization and (b) the LLC Agreement shall be amended and restated to provide for a single-member limited liability company structure.

3. CANCELLATION OF INDEBTEDNESS. Concurrently with the Reorganization, Ivex shall deliver or cause to be delivered to Packaging Holdings for cancellation that certain Nonnegotiable 12.0% Subordinated Note due November 21, 2005, dated

         November 20, 1998, made by Packaging Holdings payable to IPMC in the original principal amount of $12,500,000.

4. CONSENT TO TRANSACTIONS. Each of Ivex (on behalf of IPMC), DCBS, CB and Packaging Investors consents to the consummation of the Reorganization, the consummation of the Distribution pursuant to the terms and conditions set forth in the Distribution Agreement and the consummation of the other transactions contemplated hereby and thereby and, except with respect to the condition set forth in paragraph 6 of this Agreement, each such party agrees that no other consent or waiver of such party shall be required to consummate the Reorganization and the Distribution.

5.       REPRESENTATIONS AND WARRANTIES.

                  a) Each of Ivex, DCBS, CB and Packaging Investors represents and warrants (i) that it or, in the case of Ivex, one of its direct or indirect wholly-owned subsidiaries, is the record and beneficial owner of the membership interests in Packaging Holdings set forth opposite its name in column 1 of Annex A hereto, which membership interests represent the Percentage Interest (as defined in the LLC Agreement) set forth opposite its name in column 2 of such Annex A, and that such membership interests constitute its entire Interest (as defined in the LLC Agreement); (ii) that it or, in the case of Ivex, one of its direct or indirect wholly-owned subsidiaries, owns such membership interests free and clear of all liens, claims, charges, security interests, mortgages or other encumbrances; (iii) that such membership interests are not subject to any rights of first refusal, put rights, other rights to purchase or encumber such membership interests, or to any agreements other than this Agreement as to the encumbrance, disposition or voting with respect to such membership interests, except as provided in the LLC Agreement; and (iv) that it or, in the case of Ivex, one of its direct or indirect wholly-owned subsidiaries, has sole voting power, sole power to issue instructions, sole power of disposition, sole power of conversion and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such membership interests.

                  b) Each of the parties to this Agreement represents and warrants that it is duly organized, validly existing and in good standing as a corporation, limited liability company or limited partnership, as the case may be, under the laws of the jurisdiction of its organization.

                  c) Each of the parties to this Agreement represents and warrants that (i) it has the requisite power and authority to execute and deliver this Agreement, and to consummate the transactions, to the extent it is contemplated to be a party thereto, contemplated by this Agreement; (ii) the execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its board of directors (or, if it is not a corporation, by persons performing similar functions); (iii) no other action by it is necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby; (iv) this Agreement has been duly and validly executed and delivered by it and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes its valid and binding agreement, enforceable against it in accordance with the terms hereof, except, in the case of this clause (iv), that such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  d) Each of the parties hereto represents and warrants that none of the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws (or, if it is not a corporation, its governing documents); (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the Delaware General Corporation Law; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under, any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which it or any of its subsidiaries is a party or by which any of them or any of their respective assets may be bound, except for those as to which any required consents, approvals or waivers have been obtained; or (iv) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to it or its subsidiaries or any of their respective assets.

6. CONDITION TO THE REORGANIZATION. The obligations of IPMC, DCBS, CB and Packaging Investors to effect the Reorganization are subject to the satisfaction or waiver by the parties to the Merger Agreement of each of the conditions set forth in the Merger Agreement, except for any such condition requiring completion of the Distribution.

7. REASONABLE BEST EFFORTS. The parties to this Agreement will (i) cooperate and work in good faith with one another in the negotiation, preparation and execution of the documentation necessary to effect the formation of Newco, the Reorganization and the cancellation of indebtedness contemplated by paragraph 3 of this Agreement and (ii) use their reasonable best efforts to obtain all necessary approvals, consents, waivers and clearances from governmental authorities and others in furtherance of the Reorganization and the other transactions contemplated hereby. Each party to this Agreement shall not take any action that would make any representation or warranty of such party contained herein untrue or incorrect in any material respect or that would prevent or impair such party's performance of its obligations under this Agreement. None of the parties to this

         Agreement shall enter into any agreement, arrangement or understanding with the intent or effect of delaying, terminating, preventing or affecting negatively the consummation of the Reorganization, the Distribution, the Merger or the other transactions contemplated by this Agreement.

8. RETENTION OF INTERESTS. Prior to the exchange of ownership interests in Packaging Holdings for shares of capital stock of Newco contemplated by paragraph 2 of this Agreement and except as contemplated by the Merger Agreement, none of Ivex, DCBS, CB or Packaging Investors shall, and Ivex shall cause each of its direct and indirect wholly-owned subsidiaries not to, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its ownership interest in Packaging Holdings or any interest in such ownership interest.

9. COSTS. Except as otherwise provided herein, each of the parties shall bear its respective costs related to the Reorganization and the other transactions contemplated hereby, including the fees and expenses of their respective lawyers and financial advisors.

10. BINDING AGREEMENT. This Agreement shall be binding and enforceable, constitutes the entire agreement and understanding among the parties hereto with respect to the Reorganization and supersedes all prior negotiations, understandings and agreements between such parties with respect to the Reorganization.

11. CONFIDENTIALITY. Until the public announcement by Ivex of the execution of the Merger Agreement, each of the other parties hereto shall not, without the prior written consent of Ivex, disclose to any person, directly or indirectly, the existence or any of the terms of this Agreement.

12. TERMINATION. This Agreement will automatically terminate and be of no further force and effect upon any termination of the Merger Agreement; PROVIDED that the termination of this Agreement shall not affect any rights any party has with respect to the breach of this Agreement by another party prior to such termination.

13. ASSIGNMENT. This Agreement may not be assigned, by operation of law or otherwise, without the written consent of Ivex.

14. COUNTERPARTS. This Agreement may be executed manually or by facsimile in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

15. GOVERNING LAW. This Agreement is governed by the laws of the state of Delaware, without regard to the principles of conflicts of law thereunder.

                                 * * * * * * * *

         Please sign a copy or copies hereof and return the same to the undersigned, whereupon this Agreement (when signed by the respective parties hereto) will become a binding agreement among us.


                                   Very truly yours,

                                   IVEX PACKAGING CORPORATION


                                   By:  /s/ G. Douglas Patterson
                                        ---------------------------------------
                                        Name:   G. Douglas Patterson
                                        Title:


Accepted and agreed to
as of the date first above written:

DCBS INVESTORS, L.L.C.


By:  /s/ Frank V. Tannura
     -----------------------------
Name:   Frank V. Tannura
Title:


CB INVESTORS, L.L.C.


By:  /s/ Frank V. Tannura
     -----------------------------
Name:   Frank V. Tannura
Title:


PACKAGING INVESTORS, L.P.


By:  /s/ J. Taylor Crandall
     -----------------------------
Name:   J. Taylor Crandall
Title:


                                      [Letter Agreement Signature Page - 2 of 2]

                                                                         ANNEX A


                                         COLUMN 1               COLUMN 2

IPMC, Inc.                          Class B Interests            48.19%

DCBS Investors, L.L.C.              Class C Interests             7.80%

CB Investors, L.L.C.                Class C Interests             1.78%

Packaging Investors, L.P.           Class A Interests            42.23%